Snap-on Incorporated               News Release

                                   Release: IMMEDIATE


   Snap-on Recalibrates Third-quarter and Full-year Performance Expectations, Reaffirms Share Repurchase Program and Announces Launch of New Web Site with
                      Online E-catalog for Snap-on(R) Tools

KENOSHA, Wis. -- September 21, 2000 -- Snap-on Incorporated (NYSE: SNA) announced that it expects earnings to be in the range of $0.45 to $0.50 per share for the third quarter ending September 30, 2000. The lower expectations are attributed to the continued weakening of European currencies, particularly the Euro, combined with a significantly less-robust European vehicle-repair industry due to the fuel-related economic disruptions. In addition, these expectations reflect softer-than-anticipated equipment sales in North America coupled with high gasoline prices that have affected consumer driving and repair patterns. The company estimates that full-year 2000 earnings per share will be in a range of $2.50 to $2.60, with the preliminary outlook for 2001 to approximate $3.00. In comparison, earnings per share for the third quarter of 1999 were $0.62 and full-year 1999 earnings per share were $2.60, excluding non-recurring items.

The weaker Euro results in unfavorable translation effects and margin erosion from the sale of products manufactured in strong currency countries. The business disruptions in Europe related to high fuel prices have significantly curtailed the sales activity of Snap-on's European operations. In North America, equipment purchases have been softer than expected, principally due to high interest rates. The dramatic increase in gasoline prices in the United States has reduced vehicle travel compared with the prior year, negatively impacting vehicle service needs in the post-Labor Day period. The lower-than-anticipated volume, coupled with a less-profitable product mix, is negatively impacting the expected improvement in margins.

Overall, the value and equity of the Snap-on(R) brand continue to be clearly demonstrated in the increased number of new dealers added to the business this year in North America. By the end of the quarter, the company expects to have added close to 100 new franchised dealers, which is ahead of the original estimate. The company expects a similar or accelerated pace for new-dealer growth in 2001.

Outlook
-------

For the fourth quarter, Snap-on expects to deliver earnings in a range of $0.70 to $0.80 per share. The company assumes that interest and currency rates will remain near current levels, causing continued short-term difficulty in volume and margin comparison with the prior year. Selective actions are underway to respond aggressively to the need for delivering improved results. Management recognizes the need to flex expense levels to match the lower anticipated sales levels. Additionally, there are teams in place today that are focused on leveraging Snap-on's global purchasing scale in areas such as raw materials, outside-purchased products, freight and travel.

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Free cash flow to support further share repurchase
--------------------------------------------------

The company expects free cash flow to continue to be strong through the remainder of the year, as targeted improvements in working capital are having a positive impact. In the third quarter to date, Snap-on repurchased shares at a total cost of $20.1 million and expects to continue to repurchase shares opportunistically in the open market. Snap-on has a remaining open authorization to repurchase shares of approximately $140 million.

Snap-on(R) tools featured on Web site
-------------------------------------

In a separate action, Snap-on announced today the official launch of its new public Web site, www.snapon.com. This follows a successful eight-week beta test of the site. The site features an online catalog of Snap-on(R) hand tools, power tools, tool storage units and diagnostics equipment that expands product availability to a greater universe of consumers and professionals in the United States. The company expects snapon.com to boost interest in the brand, pointing to research that shows great potential with both traditional and non-traditional customers.



A conference call is scheduled for 8:00 a.m. CDT today, September 21, 2000, and will be webcast live via http://www.snapon.com. An audio replay of the conference call will be archived at the same site.



Snap-on Incorporated is a leading global developer, manufacturer and marketer of tool and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage products, diagnostics software and other solutions for the transportation service, industrial, government, education, agricultural and other commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company direct sales and distributor channels. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin and employs approximately 14,000 worldwide.




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Statements in this news release that are not historical facts, including statements (i) that include the words "believes," "expects," "anticipates," or "estimates" or similar words with reference to the Corporation or management;
(ii) specifically identified as forward-looking; or (iii) describing the Corporation's or management's future plans, objectives or goals, are forward-looking statements. The Corporation or its representatives may also make similar forward-looking statements from time to time orally or in writing. The Corporation cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the timing and progress with which the Corporation can continue to achieve higher productivity and attain further cost reductions; the Corporation's ability to retain and attract dealers, to integrate Bahco successfully, to realize benefits in growth and efficiencies from e-business investments and to withstand external negative factors including changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; and the absence of significant changes in the current competitive environment, inflation, currency fluctuations or the material worsening of economic and political situations around the world. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Corporation operates in a continually changing business environment and new factors emerge from time to time. The Corporation cannot predict such factors nor can it assess the impact, if any, of such factors on the Corporation or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Corporation disclaims any responsibility to update any forward-looking statement provided in this news release.

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For additional information, visit www.snapon.com or:


Media contact:                                 Investor contact:
Richard Secor                                  Bill Pfund
262/656-5561                                   262/656-6488